Exhibit 23.3

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated June 29, 2018, with respect to the combined financial statements of Highway Toll Administration, LLC, Canadian Highway Toll Administration, Ltd, and Violation Management Solutions, LLC as of December 31, 2017 and 2016 and for the years ended December 31, 2017, 2016 and 2015 included in the Definitive Proxy Statement on Schedule 14A dated October 2, 2018, which is incorporated by reference in this Registration Statement.  We consent to the incorporation by reference of the aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Melville, New York

October 23, 2018